Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-239788
July 16, 2020


talkEHR™
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MTBC

NASDAQ Global Market: MTBC, MTBCP

July 2020

Statement about Free Writing Prospectus

The issuer has filed a registration statement with the SEC for the offering to which this presentation relates. This free writing prospectus relates to the proposed public offering of Series A Preferred Stock of MTBC, Inc. (the "Company"), registered in a Registration Statement on Form S-1/A (the "Registration Statement"), Commission File No. 333-239788. This free writing prospectus should be read together with the Registration Statement and the prospectus included in that Registration Statement (including the risk factors described therein), which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1582982/000149315220013410/forms-1a.htm

You may also access the Company's annual reports, quarterly and current reports, proxy statements and other information on the SEC website through the following link:

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001582982&type=&dateb=&owner=exclude&count=100

Before you invest, you should read the Registration Statement, the prospectus and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. or on MTBC's investor relations web site at ir.mtbc.com. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the entire prospectus if you request it by calling Bill Korn (732) 873-5133 x 133 or emailing bkorn@MTBC.com.

Safe Harbor Statements

This presentation contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “goals”, “intend”, “likely”, “may”, “might”, “plan”, “potential”, “predict”, “project”, “should”, “will” or the negative of these terms or other similar terms and phrases.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Forward-looking statements in this presentation include, without limitation, statements reflecting management’s expectations for future financial performance and operating expenditures, expected growth, profitability and business outlook, increased sales and marketing expenses, and the expected results from the integration of our acquisitions.

Forward-looking statements are only current predictions and are subject to substantial known and unknown risks, uncertainties, and other factors that may cause our (or our industry’s) actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements. These factors include our ability to:

- Manage our growth, including acquiring, partnering with, and effectively integrating the recent acquisitions of CareCloud Corporation, Meridian Medical Management and other acquired businesses into our infrastructure and avoiding legal exposure and liabilities associated with acquired companies and assets;
- Retain our clients and revenue levels, including effectively migrating new clients and maintaining or growing the revenue levels of our new and existing clients;
- Maintain operations in Pakistan and Sri Lanka in a manner that continues to enable us to offer competitively priced products and services;
- Keep pace with a rapidly changing healthcare industry;
- Consistently achieve and maintain compliance with a myriad of federal, state, foreign, local, payor and industry requirements, regulations, rules, laws and contracts;
- Maintain and protect the privacy of confidential and protected Company, client and patient information;
- Develop new technologies, upgrade and adapt legacy and acquired technologies to work with evolving industry standards and third-party software platforms and technologies, and protect and enforce all of these and other intellectual property rights;
- Attract and retain key officers and employees, and the continued involvement of Mahmud Haq as Executive Chairman and Stephen Snyder as Chief Executive Officer, all of which are critical to our ongoing operations, growing our business and integrating of our newly acquired businesses;
- Comply with covenants contained in our credit agreement with our senior secured lender, Silicon Valley Bank and other future debt facilities;
- Pay our monthly preferred dividends to the holders of our Series A Preferred Stock;
- Compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have;
- Respond to the uncertainty resulting from the recent spread of the Covid-19 pandemic and the impact it may have on our operations, the demand for our services, and economic activity in general; and
- Keep and increase market acceptance of our products and services.

Although we believe that the expectations reflected in the forward-looking statements contained in this presentation are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

In our earnings releases, prepared remarks, conference calls, slide presentations, and webcasts, we may use or discuss non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in the Appendix to this presentation. Our earnings press releases containing such non-GAAP reconciliations can be found in the Investor Relations section of our web site at ir.mtbc.com.

The statements in this presentation are made as of the date of this presentation, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Transaction Overview

Issuer	MTBC, Inc.
Security	11% Series A Cumulative Redeemable Perpetual Preferred Stock ("Series A Preferred Stock")
Ticker / Exchange	MTBCP / Nasdaq Global Market
Proposed Offering Size	$20,000,000[(1)]
Shares Offered / Overallotment	800,000[(1)] + 15% overallotment
Liquidation Preference per Share	$25.00
Dividends	11% arrears, paid monthly
Optional Redemption	Series A Preferred Stock is not redeemable by the Issuer prior to November 4, 2020. After November 4, 2020, the Issuer may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.
Special Optional Redemption	Special optional redemption by the Issuer upon the occurrence of a Change of Control. The Issuer may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.
DRD/QDI Eligible	Yes, once Issuer reports positive federal taxable income. Dividends are currently treated as non-dividend distributions which reduce shareholder basis, since Issuer has reported negative current and accumulated earnings and profits (as defined in the U.S. federal tax code).
Use of Proceeds	Working capital, general corporate purposes and growth initiatives, including potential future acquisitions
Expected Pricing Date	July 16, 2020
Bookrunning Managers	B. Riley FBR, Ladenburg Thalmann, National Securities Corporation
Co-Managers	The Benchmark Company, Boenning & Scattergood, Chapin Davis, Colliers Securities LLC, Wedbush Securities, Inc.

1) Actual offering size may differ materially from the figures shown; offering size to be determined by negotiations between the Company and the underwriters.

MTBC Overview

MTBC A Unique Healthcare IT Company

MTBC is a healthcare IT leader delivering the industry's most comprehensive suite of cloud-based solutions and business services.



MTBC
Practice Management
Business Intelligence
Telehealth
Group Purchasing Organization
Electronic Health Records
Robotic Process Automation
Revenue Cycle Management
Patient Experience Management

Revenue Growth: 2013 – 2019 plus Updated 2020 Guidance

($ in millions)



$10.5
$18.3
$23.1
$24.5
$31.8
$50.5
$64.4
$105-107
2019 – 2020:
63% - 66% Growth
$130-135
2H 2019 – 2H 2020:
96% - 102% Growth
Range
Guidance
Actual
3 month Actual
2013
2014 IPO
2015
2016
2017
2018
2019
2020 Guidance
2H 2020 Run Rate

Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results

Adjusted EBITDA: 2016 – 2019 plus 2020 Guidance

($ in millions)


$24 - 25
$12-13
$8.1
$4.8
$2.3
($0.6)
2019 – 2020: 48% - 60% Growth
2H 2019 – 2H 2020: 48% - 60% Growth
Range
Guidance
Actual
3 month Actual
2016
2017
2018
2019
2020 Guidance
2H 2020 Run Rate

Non-GAAP Financial Measure Reconciliation

($000s)	2016	2017	2018	2019
GAAP Net Loss	**$ (8,797)**	**$ (5,565)**	**$ (2,138)**	**$ (872)**
Provision (benefit) for income taxes	197	68	(157)	193
Net interest expense	646	1,307	250	121
Foreign exchange / other expense	53	(249)	(435)	827
Stock-based compensation expense	1,928	1,487	2,464	3,215
Depreciation and amortization	5,108	4,300	2,854	3,006
Transaction, integration, restructuring & impairment costs	976	791	1,891	1,955
Change in contingent consideration	(716)	152	73	(344)
Adjusted EBITDA	**$ (605)**	**$ 2,291**	**$ 4,802**	**$ 8,101**

Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results

Experienced Leadership Team



Mahmud Haq
Founder and Executive Chairman
- Former CEO of Compass International Services Corporation (Nasdaq: CMPS). Completed 14 acquisitions in 18 months, growing revenue to ~$180 million rate. Acquired by NCO Group, Inc.
- Various senior positions at American Express Company (NYSE: AXP) for 12 years including VP of Global Risk Mgmt.
- B.S. in Aviation Management, Bridgewater State College. M.B.A. in Finance, Clark University



Stephen Snyder
Chief Executive Officer and Director
- Joined MTBC in 2005. Formerly served as VP / General Counsel, COO and President
- Attorney for 17 years with M&A and healthcare law experience
- Writings on healthcare industry, law and policy have been published by American Bar Association
- J.D. Rutgers School of Law – senior editor of law journal



A. Hadi Chaudhry
President and Director
- Joined MTBC in 2002. Formerly served as Manager of IT, General Manager, Chief Information Officer, and VP of Global Operations
- Extensive healthcare IT experience
- Various roles in the banking and IT sector prior to MTBC
- BS in Mathematics and Statistics and holds numerous information technology certifications



Bill Korn
Chief Financial Officer
- Joined MTBC in 2013
- CFO of Antenna Software, Inc. from 2002 – 2012. Completed 5 acquisitions and grew the business at a CAGR of 87%
- Former executive at IBM (NYSE: IBM) for 10 years.
- A.B. in Economics magna cum laude, Harvard College. M.B.A. Harvard Business School



Anne Busquet
Director
- Board member of Pitney Bowes Inc. (NYSE: PBI), Intercontinental Hotels Group plc (LSE: IHG) and Provista Diagnostics, Inc.
- Former President of American Express Interactive



John Daly
Director
- Former EVP and Director of E.F. Hutton & Company
- Former Head of Private Client Division and Int'l Equity Capital Markets at Salomon Brothers



Cameron Munter
Director
- Sr. Advisor, Agora Strategy Group AG (Berlin)
- Former President of the East-West Institute
- Former U.S. Ambassador to Pakistan



Lawrence Sharnak
Director
- Former EVP American Express Company
- Board of Advisors, Cinch Home Services
- Former Board member Teach for America New Jersey, A+ for Kids, and Consultants to Go

Healthcare Providers Facing Unprecedented Challenges

Transition to More Complex Payment Models



Consumerism & Patient Obligation

Administrative & Regulatory Burden

Consolidation & Rollups

A Multi-faceted Growth Strategy

Organic Growth

Increased spending on marketing & sales, historically <4% of revenue

Focus on cross-selling and expanding share-of-wallet

Partnerships

Turn smaller competitors into customers

Leverage MTBC's technology and/or offshore team

Acquisitions

Acquire revenue cycle management ("RCM") companies and complementary businesses

Leverage efficiency and lower costs to grow adjusted EBITDA

Recent Acquisitions

MTBC A Unique Healthcare IT Company

CareCloud

breeze


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M19.029

- Award-winning, enterprise-grade cloud platform & business services for medical groups nationwide.
- Assets including revenue cycle management (RCM), practice management (PM), electronic health records (EHR), and patient experience management (PXM) software & solutions.

MERIDIAN MEDICAL MANAGEMENT

VertexDr® PrecisionBI® ORIGIN Healthcare Solutions

- Leading Health IT & RCM solutions provider to large, complex, multi-specialty physician groups, prestigious healthcare systems, and national healthcare IT vendors.
- Former GE Healthcare IT company.
- Robust Robotic Process Automation (RPA) business line.
- Proprietary, cloud-based Business Intelligence Software.

New Normal: Digital Patient Experience Goes Mainstream

- Omni-channel patient experience management platform enables:
  - Contactless patient intake
  - Digital check-in / online appointment scheduling
  - Seamless payment integration
  - Curated patient workflows

- Seamless telehealth experience to extend modalities of care:
  - No app downloads/installs
  - One-click access
  - Platform and device agnostic

breeze CareCloud LIVE talkPHR



Unified Next-Generation Platform: Purpose-built for the Next Era of HC IT

- Real-time collaboration
- Actionable Badges
- Configurable Clinical Alerts
- Enterprise workflow configurator
- Micro-services architecture
- Native FHIR



Patient Center
Smith Joseph
Cough Cold | Dr. John Smith
Intake
Reason for Visit
Vitals
Allergies
Medications
Problems
History

Revolutionary workflow-driven architecture

MTBC's Competitive Advantages

MTBC A Unique Healthcare IT Company .com

Technology Platform



★★★★☆ Gartner Digital Markets Capterra GetApp Software Advice

Available on the App Store 4.6 ★★★★★ 2.9K Ratings

BLACK BOOK 2019 #1 Cloud-Based EHR
#1 Practice Management Software

Global Team

- U.S.-based team with deep healthcare industry knowledge and expertise
- Significantly lower labor costs via approximately 2,500 English-speaking, college educated employees in Pakistan and Sri Lanka
- Over 400 dedicated technology professionals



Proven Integrator/Operator



- Scalable model with recurring revenue
- Completed 16 acquisitions since July 2014 IPO
- Track record of operating cost reductions and platform enhancements
- Positive adjusted EBITDA every quarter since Q2 2017

Proven and Repeatable Acquisition Integration Expertise

MediGain — October 2016

ORION HEALTHCORP — July 2018

Etransmedia — April 2019

CareCloud — January 2020

MERIDIAN MEDICAL MANAGEMENT — June 2020



Acquisitions Expenses Reduction
100%
80%
60%
40%
20%
0%
Q0
(Prior to acquisition)
Q1
Q2
Q3
CareCloud
MediGain
Orion - RCM
ETM

For Orion, the practice management segment and group purchasing organization were profitable before acquisition, so expense reductions focused on RCM business only

- We reduced CareCloud's operating expenses by 44% during our first two quarters, and expect reductions in the next two quarters similar to prior acquisitions.
- Standard procedure:
  - Replace offshore subcontractors and some U.S. employees with MTBC's global team
  - Use MTBC's technology to streamline workflows
  - Reduce administrative burden of U.S. team so they can focus on client experience
- CareCloud reduced our adjusted EBITDA during Q1 2020 and was essentially neutral in Q2 2020. It is expected to be accretive during Q3 and Q4.
- Meridian reduced our adjusted EBITDA during the last two weeks of Q2 2020 and is expected to be neutral during Q3 and accretive during Q4.

Capitalization

Common Stock

- Nasdaq: MTBC
- Outstanding: 12,554,691 shares
- Current price: $9.84 (as of July 15, 2020)
- Market cap: $123.5 million
- Share structure:
  - Fully diluted: 19,570,508 shares
  - Public float: 7,079,444 shares
  - Insiders: ~ 44%

Series A Preferred Stock

- Nasdaq: MTBCP
- Outstanding: 4,362,383 shares after Meridian acquisition
- Current price: $25.46 (as of July 15, 2020)
- Equity value: $111.1 million
- Dividend: 11% of redemption value ($25.00), paid monthly
- Non-convertible
- Optionally redeemable at $25.00 per share at Company's option beginning Nov. 2020

Why MTBC

A Unique Healthcare IT Company

A proven healthcare IT operator focused on creating shareholder value through further revenue growth and increased operating cash flow.

- Proprietary healthcare IT platform streamlines workflow, increases revenue and decreases expenses for customers
- Successful consolidator in highly fragmented industry
- Scalable operating cost structure
- Highly respected cloud-based platform
- 2020 revenue guidance: ***$105-107 million***
  - 2H annual run rate: ***$130-135 million***
- 2020 adjusted EBITDA guidance: ***$12-13 million***
  - 2H annual run rate: ***$24-25 million***



Thank You

MTBC A Unique Healthcare IT Company


NASDAQ: MTBC
$11.11
Company Overview
Investor News
Recent Events

Corporate Website www.mtbc.com

Investor Relations page ir.mtbc.com

Investor Inquiries

Bill Korn, CFO
bkorn@mtbc.com

Matt Kreps, Darrow IR
mkreps@darrowir.com
(214) 597-8200

Appendix

Non-GAAP Financial Measure Reconciliation

A Unique Healthcare IT Company

($000s)	2016	2017	2018	2019	Q1 2019	Q1 2020
Net loss	$ (8,797)	$ (5,565)	$ (2,138)	$ (872)	$ (296)	$ (2,502)
Provision (benefit) for income taxes	197	68	(157)	193	(41)	30
Net interest expense	646	1,307	250	121	17	80
Foreign exchange / other expense	53	(249)	(435)	827	244	(424)
Stock-based compensation expense	1,928	1,487	2,464	3,215	758	1,307
Depreciation and amortization	5,108	4,300	2,854	3,006	757	1,333
Transaction, integration, restructuring & impairment cost	976	791	1,891	1,955	205	943
Change in contingent consideration	(716)	152	73	(344)	(64)	-
Adjusted EBITDA	$ (605)	$ 2,291	$ 4,802	$ 8,101	$ 1,580	$ 767